TRANSLATION FROM THE HEBREW

The Companies Law, 5799-1999

A Company Limited by Shares

Articles of Association

of

STARLIMS TECHNOLOGIES LTD.

Interpretation

1.	(a)	In these Articles:
		Words	Their Meaning
		The Company	The aforementioned company.
		The Companies Law	The Companies Law, 5759-1999, including any modification thereof or any law in substitution thereof for the time being in force;
		The Law	The Companies Law, the Companies Ordinance [New Version], 5743-1983, the Securities law, 5728-1968 and any Law for the time being in force concerning companies and affecting the company;
		These Articles	The Articles of Association of the Company contained herein or as modified from time to time.
		The Office	The Registered Office of the Company wherever situated from time to time.
		Writing	Print, lithography, photography and any other form of setting or imprinting of words in a visible manner.
		Month	A Gregorian month.

Anything stated in the singular number includes the plural and vice versa. Anything stated in the male gender includes the female gender and vice versa. Any reference to a person - includes a corporate body.

Except as aforesaid, every word and expression contained in these Articles shall, if not inconsistent with the subject or context, bear the same meanings assigned to them in the Companies Law.

(b)	The provisions of the Companies Law which are not obligatory shall apply to the Company unless they are contradictory to the provisions of these Articles.

Objects of the Company

2.	The objects of the Company are to engage in any lawful business and occupation.

Capital of the Company

3.	(a)	The share capital of the Company is 15,000,000 new shekels (fifteen million new shekels) divided into 15,000,000 (fifteen million) ordinary shares with a nominal value of NIS 1 each.
(b)

Each of the Company’s fully paid up shares entitles its holder to participate and vote in meetings of the Company, and each of the Company’s shares will entitle its holder who is present at a meeting to participate and vote, either in person or by proxy, to one vote - both in a vote on a show of hands and also in a vote according to a ballot.

(c)

The Company’s shares of all classes confer on their holders equal rights to participate in distributions of dividends, either in cash or in specie, in distributions of assets or in any other distribution, pro rata to the amounts of capital that were paid up or were treated as having been paid up on the nominal value of the shares held by them.

(d)

The Company’s shares of all classes shall have equal rights in all matters pertaining to the repayment of capital and participation in a distribution of surplus assets of the Company in the event of a winding up, pro rata to the amounts of capital that were paid up or that were credited as having been paid up on their nominal value.

Limitation of Liability

4.	(a)	Liability of the shareholders for the Company’s debts is limited to the nominal value of the shares that they hold.

(b)

Where the Company has allotted shares for a consideration that is less than their nominal value, including bonus shares, liability of the shareholders shall be limited to the consideration received for such shares.

The Company’s Shares

5.	Where two or more persons are registered as joint holders of a share, any one of them may give binding receipts for any dividend or other moneys in relation to such share.
(a)

A shareholder is entitled to receive from the Company free of charge, within a period of two months after the allotment or registration of the transfer (unless the terms of the issue prescribe a longer period of time), one share certificate in respect of all the shares that are registered in his name. The share certificate shall specify the number of shares and their serial numbers and the amount paid to the Company for them. In the case of a share that is jointly owned the Company will not be bound to issue more than one certificate to all the joint holders and delivery of such a certificate to one of the joint holders shall be deemed delivery to all of them.

(b)	Every share certificate shall bear the Company’s stamp and the signatures of the persons who are duly authorised to bind the Company by their signatures.
(c)

A share certificate that has been spoilt, defaced, destroyed or lost, may be renewed on the basis of such proof and guarantees as may be required by the Board of Directors, and in the case of a spoilt or defaced certificate - after the old certificate has been returned, and in any event - after payment of such fee as shall be prescribed by the Board of Directors from time to time.

Calls for payment

6.

If under the terms of allotment of shares, there is no date prescribed for payment of any part of the price that has to be paid for them, the Board of Directors may from time to time make calls for payment from the shareholders for such monies as have not yet been paid for the shares that they are holding and every shareholder will be bound to pay the Company the amount required from him, on condition that he receives prior notice of 14 days as to the date and place of the payment, at the time and place prescribed as aforesaid. A call for payment may be cancelled or postponed to another date, all as shall be decided by the Board of Directors.

(a)	The date of a call for payment shall be the date on which the Directors have resolved to issue the call for payment.
(b)	Joint holders of a share are jointly and severally liable for payment of the call.

7.

In the event that a call for payment on account of shares has not been paid on or before the date of payment, the shareholder or the person to whom they have been allotted will be bound to pay interest on the amount of the call from the date on which it is payable until actual payment thereof at such rate as the Board of Directors may prescribe, which shall not exceed the then prevailing normal debitory interest charged by banks in Israel, as well as expenses, if any are incurred. The Board of Directors may waive some or all of such interest and expenses.

8.	(a)

Any amount which according to the terms of the allotment of shares must be paid at the time of such allotment or on a prescribed date, shall for the purposes of these Articles be deemed to be an amount in respect of which a call for payment has been duly made, and the payment date is the date prescribed for payment, and in the event of non-payment all sections of these Articles that deal with unpaid calls for payment shall apply, including the provisions as to payment of interest and expenses, forfeiture of shares, etc.

(b)	At the time of an allotment of shares the Board of Directors may provide for differences between the allottees as to the amounts and the times of payment required from them on account of their shares.
9.

A shareholder will not be entitled to receive a dividend or bonus shares or participate in a distribution, nor will he be entitled to participate or vote in shareholders meetings or exercise any other right that he has as a shareholder, unless he has paid all calls for payment that have been issued in respect of his shares irrespective of whether he holds them alone, or jointly with another person, together with interest and expenses, if any expenses are incurred.

10.

The Board of Directors may if it sees fit, accept from a shareholder who wishes to pay in advance for the shares allotted to him, some or all of the monies that are due on account of his shares, in addition to amounts which have in actual fact been called up, and it may also pay him interest on such amounts as he has paid in advance on such part of them as exceeds the amount which at the given time has been called up on account of the shares in relation to which such payment was made in advance, and at such rate as shall be agreed between the Board of Directors and the shareholder.

Forfeiture of Shares

11.

In the event of a shareholder not having wholly or partially complied with a call for payment up to the date prescribed for settlement thereof, the Board of Directors may at any time thereafter and throughout the period in which the call for payment or part of it is unpaid, give notice to the shareholder and demand payment from him of the unpaid amount, together with interest and any other expenses that have been incurred as a result of such non-payment.

12.

The notice, as stated in Article 14, shall prescribe another day (that is not earlier than 30 days from the date of the notice) on or by which the unpaid amount is to be paid together with interest and all such expenses as have been incurred as a result of such non-payment and shall designate the place for such payment. The notice shall also specify that non-payment on or before the prescribed date at the specified place, is may lead to the forfeiture of the shares in relation to which payment has been demanded.

13.

If the demands in the aforementioned notice are not complied with, it shall be permissible at any time thereafter, and before such payment, interest and expenses as have been demanded in the notice have been settled, to forfeit any share in respect of which the aforementioned notice has been given in accordance with a resolution of the Board of Directors. Forfeiture of shares shall include all the dividends on such shares which have not been paid prior to such forfeiture even where they have been declared.

14.

The Board of Directors may sell or otherwise dispose of any share that has been forfeited, in such manner as it shall decide, without taking account of any amount that has been paid up or deemed to have been paid up for such share. Where the proceeds of sale of forfeited shares exceed the amount due for them from the shareholder whose shares have been forfeited - the shareholder will not be entitled to a refund of that part of the consideration that he paid for them.

15.	The Board of Directors may at any time, prior to the date on which a forfeited share is sold, revoke such forfeiture on such terms as it shall decide.
16.

A shareholder whose shares have been forfeited will be liable to pay the Company, notwithstanding such forfeiture, all the calls which have not been paid in relation to such shares prior to forfeiture, together with interest until the date of payment in exactly the same way as if the shares have not been forfeited, and shall meet all such claims and demands as the Company would have been entitled to enforce in relation to the shares up to the date of forfeiture without any deduction or discount for the value of the shares on the date of forfeiture. The aforementioned obligation of the shareholder will terminate after the Company receives from the sale of such shares, full consideration for the forfeited shares, together with interest until the date of payment and with expenses in respect of such forfeiture. Forfeiture of a share will revoke, at the time of such forfeiture, any right in the Company and any claim or demand against it in relation to such share.

17.

Where the proceeds received from sale of the forfeited shares exceed the debt to the Company for them, the former shareholder will be entitled to a refund of the partial consideration that he gave for them, if any was given, provided that the remaining consideration held by the Company shall not be less than the consideration owed by the former shareholder, together with interest until the date of payment and with such expenses as are incidental to the sale.

Transfer of Shares

18.	Any transfer of shares shall be made in writing in any normal or usual form or in any other form that is accepted by the Board of Directors and may be under hand only.
19.	A transfer deed shall be signed by the transferor or his representative and also (except in a case of a transfer of fully paid shares) by the transferee or his representative.
20.

In the case of a transfer of fully paid up shares there is no need for the signature of a witness to verify the signatures on the transfer deed and the Board of Directors may in such a case, either waive generally or in respect of a class or classes of transfers, the need for signature of the transfer deed by the transferee.

The transferor shall be deemed the holder of the transferred shares until the name of the transferee of the transfer is registered in the register of shareholders in relation to such shares.
21.	The Board of Directors may make a transfer of shares that are not fully paid up conditional on full payment of the consideration for the shares prior to registration of the transfer.

Fully paid up shares are transferable without the necessity of approval of the Board of Directors.

(a)	The Company shall change the registration of the shareholders in the Register of Shareholders, in each of the following cases:
(1)

Where a transfer deed has been delivered to the Company together with certificates of the shares that are about to be transferred and any other proof that the Company may require as to the identity of the transferor, the right of title of the transferor or his right to transfer the shares. All transfer deeds that are registered shall remain in the Company’s possession, but any transfer deed which the Board of Directors refuses to register shall be returned to the party who delivered it, at his request.

(2)	Where it has been proved to the Company that the legal conditions for the assignment of the right have been fulfilled.
(3)	Where a Court Order has been served on the Company.
22.

The transfer books and register of shareholders, the register of debenture holders and holders of debenture stock (if any) may be closed for such period of time as the Board of Directors sees fit provided that the period of closure of any aforementioned book and register shall not exceed 30 days in any year.

Lien on the Shares

23.

The Company shall have a first lien over all the shares that are not fully paid up, which are registered in the name of any shareholder, either alone or jointly with others, and over the proceeds of sale thereof, in relation to monies (whether or not payment therefor has fallen due), payment of which has already been demanded or that are due to be paid at a prescribed time, in respect of such a share. The Company shall also have a lien over all such shares, apart from shares whose price has been fully paid up, as are registered in the name of a shareholder, as security for the monies that are due to the Company from him or from his assets, whether he is liable alone or jointly with others. Such lien shall also apply over such dividends as are declared from time to time in relation to such shares. Registration of a transfer of shares shall be deemed a waiver on the part of the Company of its lien (if it has one) on such shares, unless it has been otherwise agreed.

24.

For the purpose of enforcing such a lien the Board of Directors may sell the shares on which the company has a lien, in such manner as it shall see fit, but shall not effect a sale other than after the date for payment has become due and after a written notice has been given to such shareholder or to his legal representatives as to the Company’s intention to sell them, and neither he nor they have paid, settled or satisfied the aforementioned debts or obligations within 14 (fourteen) days after the date of the notice.

25.

The net proceeds of any such sale, after payment of expenses of the sale, shall be used to settle the debts or obligations of such shareholder and the balance (if any) shall be paid to him or to his legal representatives.

26.

Where a sale has occurred following forfeiture or in order to enforce a lien by the exercise in good faith of the powers vested in it as above, the Board of Directors may register such shares in the Register of Shareholders in the name of the purchaser, and the purchaser will not be under any obligation to examine the propriety of the transactions or the way in which the purchase price is used and after such shares have been registered in the register in his name, no person shall challenge the validity of the sale.

Bearer’s Share Warrant

27.

Subject to the provisions of any law, the Company may, in relation to any share that has been fully paid up, issue a share warrant stating that the bearer is entitled to the shares specified therein (hereinafter: “share warrant”).

28.	The Company may provide, by coupons or otherwise, for the payment of dividends or other distributions in respect of the shares included in the warrant.
29.

The Board of Directors may determine, and from time to time vary, the conditions upon which share warrants shall be issued, and in particular (but without limitation) upon which a new share warrant or coupon will be issued in the place of one worn out, lost or defaced, and upon which a share warrant may be cancelled and the name of the holder entered in the register in respect of the shares therein specified. The bearer of a share warrant shall be subject to the conditions for the time being in force relating to share warrants, whether made before or after the issue of such share warrant.

No share warrants or share coupons shall be issued in place of those that have been lost or destroyed, other than if it is proved to the satisfaction of the Board of Directors that such warrant or coupons have indeed been lost or destroyed.

30.

A share warrant will entitle the holder thereof to the shares included in it, and shares shall be transferred by delivery of the share warrant, and the provisions of the Company’s Articles in relation to transfer of shares and their transmission by operation of law shall not apply in relation to them.

Redeemable Securities

31.	The Company may issue redeemable securities and redeem the same upon the conditions and terms determined by the Board of Directors, in relation to any such issue.

General Meetings

Convening the General Meetings

32.	Notice of a General Meeting shall be given in the manner prescribed in the Law.

The Company shall not give notice as to a General Meeting to shareholders who are registered in the Register of Shareholders.

33.

The date of the convening of a General Meeting, to which Article G of Chapter Two of Part Three of the Companies Law applies, shall be no later than 60 days from the date of publication of notice of the meeting.

The Proceedings at General Meetings

34.

The quorum for a General Meeting is at least two shareholders present in person, or by proxy, or by means of a written ballot (in the case of a General Meeting to which Article G of Chapter Two of Part Three of the Companies Law applies), and are the holders of or that represent at least one third of the voting rights in the Company, within half an hour from the time designated for the opening of the meeting.

35.

If within half an hour from the time set for the general meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place, or, to such day and at such time and place as the Board of Directors may determine in a notice to the shareholders, and at such postponed meeting the matters for which the initial meeting was called shall be discussed; where no quorum is present at such adjourned meeting, a quorum shall consist of two members who are present either in person or by a proxy, and also, in the case of a General Meeting to which Article G of Chapter Two of Part Three of the Companies Law applies, by means of a written ballot.

36.

The Chairman of the Board of Directors (if there is one) shall preside at any General Meeting. If there is no Chairman or if the chairman shall not be present within 15 minutes after the time appointed for holding such meeting or if he declines to take the chair, the members who are present shall elect one of the Directors as Chairman of the meeting, or if there is no Director present or if all the Directors that are present decline to take the chair - one of the members present shall be elected as Chairman of the meeting.

Voting at the General Meetings

37.

A resolution of the Company in a General Meeting (except if otherwise provided in the Law or if otherwise expressly stated in these Articles) shall be deemed to have been duly adopted if it has gained a simple majority of votes of those participating in the vote.

38.

Where two or more persons are joint holders of a share, then in any vote only the vote of the senior, whether in person or by proxy, or by means of a written ballot, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose the senior partner shall be deemed to be the person whose name is recorded first in the Register of Shareholders.

39.

Appointment of a proxy shall be in writing and be signed by the appointing party or his representative duly authorized in writing for such purpose. A corporate body shall vote by means of its representatives that are appointed by whoever is duly authorized to sign on behalf of such corporate body.

40.

Voting in accordance with the terms of a proxy shall be lawful even if the appointing party has previously died or became legally incompetent, has been wound up, been declared bankrupt or the instrument of appointment has been revoked or the share in respect of which it was given has been transferred, unless written notification has been received at the office prior to the meeting to the effect that such shareholder has died, has become legally incompetent, has been wound up, has been declared bankrupt or that the instrument of appointment has been revoked or that the share has been transferred.

41.

The instrument of appointment of a proxy and the power of attorney or other certificate (if any) or a copy certified by a notary shall be deposited at the office or such other place or places either in or outside Israel, as the Board of Directors shall stipulate from time to time generally, or in relation to a specific case - at least 48 hours prior to the time designated for the meeting or for the postponed meeting at which the person referred to in such document intends to vote in accordance with it. The instrument of appointment of a proxy shall not be valid in any way after 12 months have elapsed from the date on which it was signed.

42.

A shareholder in the Company will be entitled to vote at meetings of the Company by several proxies, who shall be appointed by him and provided that every proxy shall be appointed for different shares that are held by such shareholder. The votes of such proxies at meetings of the Company do not need to be uniform.

43.	No person shall be entitled to vote at any General Meeting or to be counted as part of the quorum thereat for as long as he is indebted to the Company for sums payable by him in respect of his shares.

The Board of Directors

Appointment of and Office of Directors

44.	The number of Directors of the Company shall be prescribed from time to time by the General Meeting provided that it shall not be less than two and shall not exceed twelve.
45.	The Board of Directors shall be elected at the Annual General Meeting and shall serve in office until the end of the Annual General Meeting following the meeting at which they were elected.
46.	Where no directors have been elected at the General Meeting, the Directors who were elected at the previous meeting shall continue in office.
47.

The term of office of the Directors shall commence on the date of their election, if it has not been otherwise stipulated in the resolution of the General Meeting at which they were elected, and where it has been otherwise stipulated in the resolution of the General Meeting at which they were elected - the term of office shall commence on the date stipulated in such resolution of the General Meeting.

48.	Directors whose term of office terminates may be re-elected.

49.

Except in respect of a Director whose term of office has terminated at the time of the meeting or a person who has been recommended for office as a Director by the Board of Directors, no candidate shall be proposed at a General Meeting to serve as a Director, unless, no less than 48 hours and no more than 42 days prior to the date fixed for the General Meeting, written notification is forwarded to the office of the Company, signed by a shareholder who is entitled to participate in a meeting in respect of which the notice has been sent and to vote at such meeting, of his intention to propose such a candidate for election to serve as a Director, to which the written consent of the said candidate for election shall be attached.

50.	The Directors, in such capacity, shall be entitled to receive remuneration as well as expenses that they have incurred in performance of their position as Directors.
51.	The term of office of a Director shall terminate prior to the expiration of the term for which he was appointed upon the occurrence of one of the following events:
(a)	The Director has given written notice to the Company of his resignation.
(b)	He has been dismissed by the General Meeting as provided in Article 59.
(c)	He has been declared bankrupt.
(d)	He has become legally incompetent.
(e)	On his death, and in the case of a corporate body - if it resolved to wind up voluntarily or a winding up order has been issued in relation to it.
(f)	Upon satisfaction of the conditions specified in Sections 228(a) (2) or 228A (3) of the Companies Law.
(g)	In accordance with a resolution of the Board of Directors as provided in Section 231 of the Companies Law.
52.

Subject to the provisions of the Companies Law no director shall be disqualified because of his service in the Company from holding another office or serving in a profit bearing capacity in the Company, or in any other company in which the Company is a shareholder or from which it derives another benefit, or from contracting with the Company in a transaction in which he has a personal interest, whether directly or indirectly .

53.

Where the office of a Director becomes vacant, the remaining Directors will be entitled to continue acting for as long as a majority of the total number of the Directors and not less than two is remaining; in a case in which the number of Directors is less than two, the remaining Director may only act in order to summon a General Meeting of the Company.

54.

The Directors shall have the right at any time and from time to time, subject to the maximum number of Directors as stipulated by the General Meeting, to appoint any other person as a Director, either to fill an accidental vacancy or by way of addition to the Board of Directors. Any Director appointed as aforesaid shall only serve in office until the next Annual General Meeting and may be re-elected.

55.

The Company may at a General Meeting remove any Director from his office prior to the expiration of his term of office and it may, at a General Meeting, appoint in his place, another person as a Director of the Company; the person that has been appointed as aforesaid shall only serve in such office for the period of time that the Director that he has replaced would have served.

56.	Any Director may appoint an alternate for him, provided that the Directors agree to the appointment of such alternate Director.

Quorum at Meetings of the Board of Directors

57.

The quorum of the Directors required in order to conduct the Company’s business may be stipulated by the Board of Directors from time to time and if not stipulated as aforesaid the quorum shall be two Directors.

General Manager

58.

The Board of Directors may from time to time appoint one or more persons as General Manager of the Company, on such terms and conditions as it sees fit, and may give him powers at its discretion, and it may remove or dismiss him from his office and appoint another person in his place or vary and revoke the powers conferred on him, either wholly or partially, at its discretion at any time.

Exemption, Insurance and Indemnification

59.	The Company may exempt an officeholder in advance from his liability, in whole or in part, for any damage resulting from breach of his duty of care to the Company.
60.

The Company may enter into a contract covering for the insurance of the liability of an officeholder in respect of an obligation imposed upon him as a result of an act that he performed in his capacity as an officeholder of the Company, against any of the following:

(a)	Breach of the officeholder duty of care to the Company or any other person;
(b)

Breach of the officeholder duty of loyalty to the Company, provided that the officeholder has acted in good faith and had reasonable grounds to assume that his act would not prejudice the Company’s interests ;

(c)	A monetary liability imposed upon the officeholder in favor of another person.

61.

The Company may indemnify an officeholder in respect of a liability or expense as specified in Paragraphs (1), (1a) and (2) which has been imposed on him or that he incurred as a result of an act that he performed in his capacity as an officeholder of the Company:

(1)	A monetary liability imposed upon him in favor of another person by any Judgment, including a settlement or an arbitrator’s award which has been ratified by a court;

(1a) Reasonable litigation expenses, including attorneys’ fees, incurred by the officeholder as a result of an investigation or a proceeding instituted against him by an authority competent to institute such an investigation or proceeding, and that was concluded without the filing of an indictment against him and without a monetary obligation having been imposed on him as an alternative to a criminal proceeding, or that was concluded without the filing of an indictment against him but with the imposing of a monetary obligation on him in lieu of criminal proceeding in respect of an offense not requiring proof of criminal intent;

For such purpose, “conclusion of a proceeding without the filing of an indictment” and “a monetary obligation as an alternative to a criminal proceeding” - are as defined in Section 260 of the Companies Law.

(2) Reasonable litigation expenses, including Attorneys’ fees incurred by an officeholder or which were imposed on him by a Court in an action instituted against him by the Company or on its behalf or by another person or in a criminal charge from which he was acquitted or in a criminal proceeding in which he was convicted of a criminal offense that does not require proof of criminal intent.

63.

[sic]Indemnification as aforesaid may be granted ex post facto and may also be granted in advance provided that an undertaking in advance to indemnify an officeholder, pursuant to article 61(1) shall be restricted to such types of events which the Board of Directors deems foreseeable considering the Company’s actual operations, at the time of giving such an undertaking for indemnification, and to such amount or standard as the Board of Directors has determined as reasonable under the circumstances, and that the indemnification undertaking will specify the events that the Board of Directors deems foreseeable considering the Company’s actual operations at the time the indemnification undertaking is given, as well as the amount or criteria that the board of directors determines are reasonable in the circumstances of the case.

64.	The Company may not exempt an officeholder, indemnify an officeholder or enter into a contract to insure the liability of an officeholder in any of the following cases:

(1)

Breach of duty of trust, except for a breach of trust in circumstances in which the officeholder acted in good faith and had reasonable grounds to assume that the act would not prejudice Company’s interests .

(2)	Breach of duty of care committed intentionally or recklessly.
(3)	An intentional act to unlawfully derive a personal gain.
(4)	A fine or forfeiture imposed on him.

Signature of Behalf of the Company

65.	The signatory rights on behalf of the Company shall be determined from time to time by the Board of Directors of the Company.

The Company’s Auditor

66.	The General Meeting of the Company may appoint an Auditor who shall serve in such capacity until the end of the third annual meeting following that in which he was appointed.
67.	The remuneration of the Auditor shall be determined by the Board of Directors.

Alteration of the Articles

68.

An alteration of the Articles or any of the Articles shall be effected by a resolution which shall be adopted by a simple majority of the votes of those participating in a vote at the General Meeting of the Company.

Donations

69.	The Company may donate a reasonable sum to any cause the Board of Directors deems worthy.